Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-138304, 333-147310, and 333-153465) on Form S-3 and (No. 333-134822) on Form S-8 of Supertel Hospitality, Inc. of our report dated March 31, 2010, except for the effect of reclassifying seven properties to discontinued operations as described in note 4 to the consolidated financial statements, as to which the date is November 22, 2010, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2008 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule III, which report appears in the Current Report on Form 8-K of Supertel Hospitality, Inc. dated November 22, 2010.

Our report contains an explanatory paragraph that refers to the Company’s adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, included in ASC Topic 810, Consolidation.

/s/ KPMG LLP

Omaha, Nebraska

November 22, 2010